Putnam U.S. Government Income Trust, 9/30/14, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  15,811
Class B	  232
Class C   810
Class M   258

72DD2 (000s omitted)

Class R	  468
Class Y   1,142

73A1

Class A	  0.234
Class B	  0.134
Class C	  0.132
Class M	  0.198

73A2

Class R	  0.198
Class Y	  0.270

74U1	(000s omitted)

Class A	  63,046
Class B   1,567
Class C   5,438
Class M	  1,205

74U2	(000s omitted)

Class R	  2,368
Class Y	  5,093

74V1

Class A	  13.70
Class B	  13.63
Class C	  13.58
Class M	  13.75

74V2

Class R   13.56
Class Y	  13.58

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.